EXHIBIT 4.01

             1983-1984 MICRO FOCUS SHARE OPTION PLAN ("THE PLAN")

1.    Definitions

      In this Plan:

      (a)   "Board" means the board of directors of the Company;

      (b) "Code" means the United States Internal Revenue Code of 1954 (as amended);

      (c) "The Company" means Micro Focus Group Public Limited Company incorporated in England with number 1709998;

      (d) "Eligible Person" means a person to whom an Option may be granted as defined in clause 2 below;

      (e) "Group" means the Company and every other company of which the Company has direct or indirect control;

      (f) "Incentive Stock Option" means an Option which qualifies as an incentive stock option within the meaning of Section 422A of the Code;

      (g) "ISO Group" means the Company and any other company which is a Parent Corporation or Subsidiary Corporation of the Company;

      (h) "Option" means a right granted by the Company in accordance with these Plans to subscribe for Shares;

      (i) "Parent Corporation" means any corporation (other than the Employer Corporation) in an unbroken chain of corporations ending with the Employer Corporation if, at the Date of Grant, each of the corporations other than the Employer Corporation owns stock (or shares) possessing 50% or more of the total combined voting power of all classes of stock (or shares) in one of the other corporations in such chain;

      (j) "Shares" means fully paid ordinary shares in the capital of the Company;

      (k) "Subsidiary Corporation" means any corporation (other than the Employer Corporation) in an unbroken chain of corporations beginning with the Employer Corporation if, at the Date of Grant, each of the corporations other than the last corporation in the unbroken chain owns stock (or shares) possessing 50% or more of the total combined voting power of all classes of stock (or shares) in one of the other corporations in such chain;

      (l) "10% Shareholder" means a person who owns shares representing more than 10% of the total combined voting power of all classes of shares in any company which is a member of the ISO Group at the date of grant of an Option;

      (m) "fair market value" means the average of the middle market quotations of a Share as derived from the Daily Official List of The Stock Exchange on the three business days immediately preceding the day on which the option is granted for UK eligible persons and as ascertained in accordance with the provisions of the laws and regulations of the relevant jurisdiction and taxation authority for other eligible persons.

2.    Persons to whom Options may be granted

      (a) Options may only be granted to persons who devote substantially the whole of their working time to the business of the Group ("Eligible Persons");

      (b) Subject to clause 6 below Options may be granted to such Eligible Persons as the Board from time to time and in its absolute discretion may determine.

3.    Non-transferability of Options

      Options shall be personal to the person to whom they are granted and shall lapse forthwith if they are transferred (otherwise than to personal representatives upon death) assigned, mortgaged, charged or otherwise alienated or if that person is adjudicated bankrupt or does or suffers any other act or thing whereby he or she would or might be deprived of the legal or beneficial ownership of the Options.

4.    Number of Shares available to be put under option

      Subject to clause 12 below (relating to variation in share capital) the total number of Shares in respect of which Options may be granted in accordance with this Plan and any other share option plan established by the Company (inclusive of the 481,833 shares for which the grant of options was authorised by the Company in general meeting on 9th December 1983, may not exceed 1,216,322 Shares (representing 10% of the issued share capital of the Company on 12th August 1985) of which not more than 1% exclusive of options which have lapsed or ceased to be exercisable under this Plan or any other share option plan established by the Company and exclusive of Shares up to the said 1% not put under Option in any earlier period of 12 months from 12th August 1985, may be put under Option in any period of 12 months.

5. Maximum number of Shares in respect of which Options may be granted to any person

Subject to clause 12 below the maximum number of Shares in respect of which Options may be granted to any person in accordance with this and any other share option plan established by the Company in the period of this authority shall be 121,632 Shares (being 10% of the total number of shares in respect of which Options may be granted pursuant to this Plan).

6.    Further restrictions on the grant of Incentive Stock Options

      (a) Incentive Stock Options may only be granted to employees (as that term is used in Section 422A of the Code) of any company which is a member of the ISO Group at the date of grant of an Option;

      (b) The aggregate fair market value (determined as at the time of grant) of Shares in respect of which Incentive Stock Options are exercisable for the first time by an employee during any calendar year pursuant to this Plan (and under any other plan permitting the granting of Incentive Stock Options which might hereafter be established by any company in the ISO Group) may not exceed US$100,000.

7.    Payment for grant of Options

      The amount, if any, payable in consideration of the grant of any Option shall be as the Board may decide but in any event shall not be more than GBP 1, which shall not be returnable.

8.    Subscription Price

      The subscription price payable for any Share to be subscribed upon the exercise of any Option shall be not less than the fair market value of a Share at the time the Option is granted save that:

      (a) In the case of an Incentive Stock Option granted to a 10% Shareholder the subscription price shall, in compliance with Section 422A (c)(6) of the Code, be not less than 110% of the fair market value of a Share at the time the Option is granted; and

      (b) in any event the subscription price shall be not less than the nominal value of a Share.

9.    Times at which Options may be granted

Options may only be granted:

      (a)   within the period of 30 days immediately following 17th June
            1987; or

      (b) within the period of 42 days immediately following (1) the date on which the Company announces its interim or preliminary annual trading results for any period to the press and The Stock Exchange or, if later, (2) the date of a permit granted by the California Commissioner of Corporations covering the granting of Options (provided in respect of directors of the Company that such date does not fall during the period of two months prior to the announcement of interim or preliminary annual trading results); or

      (c) to any person who commences employment with the Group for the first time, within the period of 45 days immediately thereafter (provided that in respect of directors of the Company such date does not fall during the period of two months prior to the announcement of interim or preliminary annual trading results).

10.   Option Period

      No Option shall be capable of being exercised later than 10 years after the date on which it is granted or in the case of a 10% Shareholder five years after the date on which it is granted.

11.   Stock Exchange Listing

      All Shares allotted upon the exercise of any Option shall rank pari passu in all respects with the Shares then in issue and the Company shall apply to the Council of The Stock Exchange for Shares allotted pursuant to any Option to be admitted to the Official List. For those Options which are subject to the California Corporate Securities Law of 1968 without exemption, the Company shall provide to each person who shall hold one or more of such Options, a copy of the annual report of the Company as soon as reasonably practicable after it is released by the Company.

12.   Variation in share capital

      (a) As provided for in the rules of The Stock Exchange, in the event of any increase in the number of Shares issued by way of capitalisation or rights issue, or any sub-division, consolidation or reduction effected without receipt of consideration, the Board will make the appropriate adjustment to:

            (i)   the restrictions imposed by clauses 4 and 5 above; and/or

            (ii)  the number of Shares which are subject to any Option; and/or

            (iii) the subscription price payable for each Share under any
                  Option;

            provided that the subscription price for any Share shall not be less than the nominal value of such Share and no adjustment shall cause an Option to be capable of being exercised later than as mentioned in clause 10 above.

      (b) As required by the rules of The Stock Exchange, except in the case of a capitalisation issue no such adjustment shall be made without the prior written confirmation of the auditors of the Company for the time being that it is in their opinion fair and reasonable.

      (c) Written notice of any adjustment shall be given to any person granted an Option who is affected thereby.

13.   Winding-up of the Company

      Without prejudice to clause 10 above it shall be a term and condition of any Option that in the event of notice being given to shareholders of a resolution for the winding-up of the Company the Option shall be capable of exercise within the period of six months commencing on the date on which the resolution is passed and thereafter the Option shall lapse.

      In the event the Company is succeeded by successor corporation, then for those Options which are subject to the California Corporate Securities Law of 1968 without exemption, and which are outstanding as of the date of succession, the successor corporation will have the opportunity to assume such outstanding Options or to substitute substantially equivalent options. If the successor corporation declines such opportunity, then any and all such outstanding Options shall accelerate and become exercisable in full prior to such succession, at such times and on such conditions as the Board shall determine. The aggregate fair market value (determined at the time an Option is granted) of ISO's which first become exercisable by an employee in the year of such succession cannot exceed US$100,000. Any remaining accelerated Options shall be treated as non-qualified Stock Options.

14.   Alteration of the Plan

      (a) Subject to sub-clause 14(b) below the Board may at any time alter or add to all or any of the provisions of the Plan in any respect;

      (b) Subject to sub-clause 14(c) below no alteration or addition shall be made to the provisions of clauses 2(a), 3, 4, 5, 7, 8, 9, 10, 11, 12, 13, 15 and this clause 14 without the prior approval of shareholders of the Company in general meeting;

      (c) Sub-clause 14(b) above shall not apply to the extent that any alteration or addition is necessary or desirable in order to comply with the laws and regulations for the time being in force in the US or the UK, to ensure and maintain treatment as Incentive Stock Options of those Options intended to be treated as such or to obtain or maintain approval of the Plan from any Government or other regulatory or advisory body whether in the United Kingdom or the United States of America or elsewhere provided that any such alteration or addition shall not affect the basic principles of the Plan.

15.   Duration of the Plan

      The Authority to grant Options under the Plan will expire on 12th August 1991.

                     1983-1984 MICRO FOCUS SHARE OPTION PLAN

                       CERTIFICATE OF SHARE OPTIONS GRANT

                           Date of Grant: ______ 198_

THIS IS TO CERTIFY THAT on the Date of Grant shown above_________________of____ ____________________________________________________________________________WAS
GRANTED __________OPTIONS (numbered __________through__________), each such option being a right granted by Micro Focus Group PLC reg. no. 1709998 ("the Company") to subscribe for a fully-paid Ordinary share of 10p in the capital
of  the Company at a price of  pounds Sterling   __________  per share; and

_________________OPTIONS (numbered ____________through__________), each such option being a right granted by Micro Focus Nominees Limited reg. no. 1790073 ("Nominees") to purchase from Nominees an existing fully-paid Ordinary share of 10p in the capital of the Company at a price of pounds Sterling ______* per share.

The terms used in this Certificate and the attached Schedule are defined in the Glossary on the back of this Certificate.

All options granted by the Company are granted pursuant to and are subject to all the terms and conditions set out in the Micro Focus Share Option Plans for the 1983 and 1984 which were approved and adopted by the shareholders of the Company on 9th December 1983 and adopted by the Board on 6th January 1984, as amended by resolutions of the Board dated 17th May 1984, 16th March 1985 and 23rd June 1985. All Options are granted subject to the terms and conditions set out in this Certificate and are subject to:

o terms and conditions set by the Company (as set out in Part A of the Schedule); and

o terms and conditions required by U.K. and U.S. corporate laws and regulations (as set out in Part B of the Schedule); and

o in respect of ______ OPTIONS (numbered __________through ___________), the additional terms and conditions required by U.S tax rules (as set out in part C of the Schedule) in order that such Options will not be treated as Approved Options under the Micro Focus Group Inland Revenue Approved Share Option Scheme; and

o in respect of _____ OPTIONS (numbered ___________through ___________), the additional terms and conditions required by U.K. tax rules (as set out in Part E of the Schedule) in order that such Options are granted as Approved Options under the Micro Focus Group Inland Revenue Approved Share Option Scheme established by resolution of the Board on 15th December 1984, and the additional terms and conditions required by U.S. tax rules (as set out in part C of the Schedule) in order that such Options will qualify as Incentive Stock Options; and

o in respect of _____ OPTIONS (numbered ___________through ____________), the additional terms and conditions required by U.K. tax rules (as set out in Part E of the Schedule) in order that such Options are granted as Approved Options under the Micro Focus Group Inland Revenue Share Option Scheme established by resolution of the Board on 15th December 1984, and the additional terms and conditions (as set out in Part D of the Schedule) to ensure that such Options will be treated as Non-Qualified Stock Options; and

o in respect of ____ OPTIONS (numbered ___________through ____________), the additional terms and conditions (as set out in Part D of the Schedule) necessary to ensure that such Options will be treated as Non-Qualified Stock Options, and the additional terms and conditions (as set out in Part F of the Schedule) to ensure that such Options will not be treated as Approved Options under the Micro Focus Group Inland Revenue Approved Share Option Scheme.

Subject to the terms and conditions set out in the Schedule, the Options will be exercisable in accordance with the following vesting Schedule:

-------------------------------------------------------------------------------
On or after Vesting Date:  But Before Lapse Date:     Number of options:
-------------------------  ----------------------     ------------------
( ______  198__)           ( ___________ 199__ )      20% of the Options
( ______  198__)           ( ___________ 199__ )      20% of the Options
( ______  198__)           ( ___________ 199__ )      20% of the Options
( ______  198__)           ( ___________ 199__ )      20% of the Options
( ______  199__)           ( ___________ 199__ )      20% of the Options
-------------------------------------------------------------------------------

These Options shall cease to be exercisable, as set out in Clause 3 of Part A of the Schedule, if the Option-holder ceases to hold employment within the Group or ceases to be party to a Consultancy agreement, unless by reason of disability or death.

In consideration of these Options and as a condition of acceptance of these Options by the Option-holder, the Option-holder hereby agrees with the Company and Micro Focus Nominees Limited (reg. No. 1790073) to accept, and undertakes to be bound by, the terms and conditions referred to above and as set out in the Schedule.

                             Signed:._____________________________________
                                     Option-Holder

Signed:_____________________________    Signed:________________________________
For and on behalf of Micro Focus        For and on behalf of MF Nominees Limited
Group PLC

The Common Seal of Micro Focus          The Common Seal of Micro Focus
Group PLC was attached hereto in the    Nominees was attached hereto in the
presence of :                           presence of:

Signed: ____________________________    Signed: _______________________________
           Authorised Signator                       Authorised Signator

Signed: ____________________________    Signed: _____________________________
           Authorised Signator                       Authorised Signator

 *Equivalent to ____ U.S. dollars at the Conversion Rate on the date of Grant

                                   GLOSSARY

In the Certificate and the attached Schedule:

"Account Day"           means the day on which accounts for dealings on the
                        Stock Exchange in London in the previous "Account"
                        are presented for settlement;

"the Board"             means the board of directors of the Company or a duly
                        authorised committee of the board of directors;

"Business Day"          means any day between and including Monday through
                        Friday in any week, excluding any day which is a public
                        holiday in either England or California or is not a
                        dealing day of the Stock Exchange in London;

"the Certificate"       means the certificate evidencing the grant of these
                        Options to the Option-holder;

"the Code"              means The United States Internal Revenue Code of 1954
                        (as amended)

"a Consultancy          means an agreement under which the Option-holder is
 Agreement"             obliged to provide services directly or indirectly to
                        any company within the Group;

"the Conversion Rate"   means the average currency conversion rate quoted by the
                        Bank of America in London as the price for Pounds
                        Sterling purchased with U.S. Dollars;

"the Company"           means Micro Focus Group Public Limited Company
                        (incorporated in England with reg. no. 1709998);

"the Date of Grant"     means the date upon which these Options are granted
                        as recorded on the Certificate;

"the Employer           means the company in which the Option-holder holds the
 Corporation"           office or employment by virtue of which he or she has
                        been granted these Options;

"Exercise Price"        means the Pounds Sterling price payable on the
                        exercise of an Option as recorded on the face of the
                        Certificate together with any additional amount as
                        set out in Clause 2 of Part C of the Schedule which
                        might be required by the U.S. Internal Revenue
                        Service in order to preserve the status of Options as
                        Incentive Stock Options as defined in Clause 1(a) of
                        Part C of the Schedule;

"the Grantor"           means in respect of any Option, the company
                        identified in the Certificate as having granted that
                        Option (i.e., the Company or Nominees);

"the Group"             means the Company and every other company by which the
                        Company has direct or indirect control;

"Market Price"          means, at any time, the price per share at which
                        shares could then be sold on the Stock Exchange in
                        London as advised to the Options Administrator by the
                        Company's stockbroker

"Nominees"              means Micro Focus Nominees Limited (a company limited
                        by guarantee not having a share capital incorporated
                        in England with reg. No. 1790073);

"a Non-Qualified        means an Option which is not intended to be an
 Stock Option"          Incentive Stock Option (as defined in Clause 1(a) of
                        Part C of the Schedule).

"Option"                means option hereby granted to acquire a Share;

"Options"               means options hereby granted to acquire one Share
                        each;

"the Options            means the person appointed by the Grantor as
 Administrator"         the Options Administrator for the time being;

"Option-holder"         means person to whom Options are granted (including
                        upon the death of such person and where the context
                        so requires, his or her personal representatives);

"Option Shares"         means Shares acquired, or to be acquired, by the
                        Option-holder upon the exercise of Options including,
                        in the event of any reconstruction, amalgamation or
                        reorganisation of share capital in the Company,
                        shares representing such Shares and any additional
                        shares acquired by the Option-holder in consequence
                        of his or her holding of such Shares (other than
                        shares for which the Option- holder has given new
                        consideration);

"the Plans"             means the Micro Focus Share Option Plans for 1984 and
                        1985 as set out in Appendix 1, to the Chairman's letter
                        to shareholders dated 23rd November 1983 (as altered or
                        added from time to time)

"the schedule"          means the Schedule to the Certificate;

"Share" means a fully-paid Ordinary share of 10p in the capital of the Company

"vested" means capable of being exercised in accordance with the vesting schedule on the face of the Certificate.

                     1983-1984 MICRO FOCUS SHARE OPTION PLAN

                                    SCHEDULE

      PART A:  TERMS AND CONDITIONS  SET BY THE COMPANY

1.    Vesting and Lapse of Options

(a) After being granted, an Option becomes vested upon being held by the Option-holder until the Vesting Date for that Option set out in the Certificate.

(b) An Option lapses and is no longer exercisable after the Lapse Date for that Option set out in the Certificate.

2.    Manner of Exercise of Option

(a) Options may be exercised on any occasion after becoming vested and before they have lapsed by:

      (i) the receipt of a notice by the Options Administrator given by the Option-holder in the manner prescribed in Clause 8 of this Part which identifies the Options that are to be exercised; and

      (ii) the receipt by the Grantor of the aggregate Exercise Price in Pounds Sterling in respect of such Options.

(b) Upon receipt of a notice of exercise served in accordance with Clause 2(a) above the board of directors of the Grantor shall allot or transfer to the Option-holder, as appropriate, the number of Shares in respect of which such Options are duly exercised;

(c) If all Options represented by the Certificate are not exercised the board of directors of the Grantor may, at its discretion, endorse the Certificate so as to specify the number of Options which remain to be exercised.

3.    Cessation of Employment

(a) General rule: Subject to provisions (b) and (c) of this Clause, if the Option-holder ceases to hold employment within the Group or ceases to be party to a Consultancy Agreement for any reason then all Options, that have become vested prior to the date of notice of termination by either party of the employment relationship or Consultancy Agreement will be exercisable by the Option-holder for a period of 30 days from the date of such notice and will thereafter lapse. All Options that have not become vested prior to the date of such notice will become null and void as of the date of such notice.

(b) Disability: If the Option-holder ceases to hold employment within the Group or ceases to be party to a Consultancy Agreement by reason of a certified physical disability which makes it impossible to continue gainful employment for the rest of his or her natural life then all Options which have not lapsed prior to the cessation date may be exercised within the period of one year beginning with the date that the Option-holder ceased to hold employment within the Group or ceased to be a party to a Consultancy Agreement, regardless of whether such Options have become vested.

(c) Death: If the Option-holder ceases to hold employment within the Group or ceases to be a party to a Consultancy Agreement by reason of the Option-holder's death, then all Options which have not lapsed prior to the cessation date may be exercised by the personal representatives of the Option-holder within the period of one year beginning with the date of death, regardless of whether such Options have become vested.

4.    Non-Transferability of Options

Options are personal to the Option-holder and may not be exercised by any other person. An Option shall lapse forthwith if it is purportedly assigned, mortgaged, charged or otherwise alienated or if the Option-holder is adjudicated bankrupt or does or suffers any other act or thing whereby the Option-holder would or might be deprived of the beneficial ownership of such Option.

5.    Independence of Options

The statutory, contractual or other rights and obligations of the Option-holder under the terms of any office, employment, contract or any other relationship with Nominees, the Company or any other company in the Group (apart from these Options) shall not be affected by the grant or existence of these Options or any other right that the Option-holder might otherwise have to exercise these Options and these Options shall not afford the Option-holder any additional rights to continuation of, or to compensation or damages in consequence of the termination of, any office, employment or other relationship for any reason whatsoever.

6.    Sale or Transfer of Option Shares

To avoid inadvertent breach of the United States securities laws, and to promote the acquisition of shares by staff and other contributors to the Group, if the Option-holder intends, at any time, to sell, assign or transfer any or all of the Option Shares, Nominees will have the right of first refusal to purchase or arrange the purchase, sale, assignment or transfer of those Option Shares. The procedures to be adopted for the time being in the case of the Option-holder wishing to sell Option Shares are as in Clauses 6(a) through 6(e) below:

(a) The Option-holder will give an Initial Sale Notice to the Options Administrator stating the Option-holder's intent to sell, assign or transfer the Option Shares. The Initial Sale Notice must be made in writing by one of the methods in Clause 8 below and state:

      (i)   the number of Option Shares to be sold, and

      (ii) the identification of the share certificate(s) representing the Option Shares to be sold;

      Nominees may then exercise a right of first refusal by proceeding as in Clauses 6(b), (c) and (d) below. If Nominees for any reason declines to exercise this right of first refusal, then Clause 6(e) below will apply instead.

(b) If Nominees exercises its right of first refusal, then the Options Administrator will make all reasonable efforts to obtain a Market Price quotation from the Company's stockbroker at The Stock Exchange in London for the specified number of shares by the next dealing day of The Stock Exchange in London and to inform the Option-holder of the quoted price as soon as practicable. In the normal case, if the Initial Sale Notice was received by 3:00 p.m. PST on a Business Day Nominees will respond with the quoted price by 12:00 noon on the following Business Day.

(c) After receiving the quotation referred to in Clause 6(b) above, if the Option-holder decides to sell the Option Shares, the Option-holder must give a Sale Confirmation Notice to the Options Administrator. The Sale Confirmation Notice must be made in writing by one of the methods in Clause 8 below.

      The Sale Confirmation Notice must restate the quotation price and may also state a lesser, minimum price below which the Option-holder wishes to withdraw from the sale in the event that the minimum price or greater is not achievable.

For the Sale Confirmation Notice to be valid and accepted and for the sale to take place, Nominees must be in possession of the following:

      (i)   the share certificate(s) for the Option Shares, and

      (ii) a blank form of Stock Transfer, acceptable to The Stock Exchange in London, relating to such Option Shares and signed by the Option-holder, or if a Power of Attorney has been granted to Nominees, a statement authorizing use of the Power of Attorney in executing the sale.

(d) Provided that the valid Sale Confirmation Notice is given by the Option-holder to Nominees by 3:00 p.m. on the same Business Day as the Market Price quotation was received, then Nominees will proceed either:

      (i) to instruct the Company's stockbroker to sell through The Stock Exchange in London the specified shares on behalf of the Option-holder in such a way as will avoid contravention of U.S. federal and state securities laws as soon as practicable and retain a commission of 1/2% of the gross proceeds for Nominees' own account; or

      (ii) to purchase or arrange the purchase privately of the entire specified number of Option Shares at the Market Price quotation and will use its best efforts to so do in such a way as will avoid contravention of U.S. federal and state securities laws as soon as practicable and retain a commission for Nominees' own account equivalent to the commission that would have been charged by the Company's stockbroker on that occasion.

If any of the actions required of the Option-holder described in Clause 6(a),
(c) and (d) above are not completed, Nominees may be unable to complete the sale and in that event, should the Option-holder wish to proceed with a sale, he or she must repeat the procedures in 6(a) through 6(d).

Nominees will pay the net proceeds of the sale to the Option-holder as soon as is practicable, given the nature of the transactions involved.

The Company's stockbroker and Nominees will use all reasonable efforts to achieve the purposes of these arrangements and will each attempt to achieve the Market Price quoted but cannot guarantee it as the Stock Exchange market price may shift between the quotation and the sale.

(e) If the Option-holder gives the Initial Sale Notice and Nominees does not exercise its right of first refusal and either states this in writing to the Option-holder or fails to obtain from the Company's stockbroker the Market Price quotation referred to in 6(b) above by the end of the Business Day following that in which the Options Administrator received the Initial Sale Notice, then for the next five Business Days, the Option-holder shall be at liberty, subject to compliance with all applicable requirements of U.S. federal and state laws, The Stock Exchange in London, and any government or other regulatory or advisory body whether in the United Kingdom or The United States of America, to sell, assign or transfer such Option Shares to any person on any terms, provided that the Option-holder gives the Options Administrator notice in writing of that sale, assignment or transfer in accordance with Clause 8 within such five Business Days.

If the Option-holder does not sell, assign or transfer the Option Shares and notify the Options Administrator of that sale, assignment or transfer in accordance with Clause 8 below within such five Business Days, then when next the Option-holder wishes to sell, assign or transfer any Option Shares he or she must repeat the procedures set forth in Clause 6(a) through 6(d) above so that Nominees may again utilize its right of first refusal.

(f) Nominees may expand or change these procedures to accommodate The Stock Exchange or the Company's stockbroker's trading practice or to ensure practicability of the administration of the procedures or to ensure an effective service for the sale, assignment or transfer of the Option Shares on behalf of the Option-holder and in the case of assignment or transfer may add new procedures. Any such change will be notified to the Option-holder.

7.    Alteration of These Terms and Conditions

(a) The board of directors of the Grantor may at any time alter or add to the terms and conditions of these Options in any respect, subject to the terms and conditions of these Options in any respect, subject to, if necessary, the approval of the shareholders of the Company and the various legislations in effect at the time of such change;

(b) The board of directors of the Grantor shall give to the Option-holder written notice on any such alteration or addition.

(c) Nominees may assign the right of first refusal to any person or persons and in that event:

      (i)   Nominees shall give notice in writing to the Option-holder; and

      (ii) the provisions of Clause 6 shall be read and construed as if all references to Nominees were references to the assignee.

8.    Service of Notices

For the purposes of the notices to be given to the recipient under Clause 2(a), 6(a), 6(c) and 6(e) only, a notice must be sent, received and acknowledged as follows:

(a) The notice must be given to the recipient using one or more of the following five methods:

      (i) by personal delivery in writing to the recipient or, in the case of Options Administrator, his or her designee; or

      (ii) by electronic mail to the recipient's identification code using the Group's electronic mail system; or

      (iii) by telex to the recipient using the correct answer back code; or

      (iv) by facsimile to the recipient's FAX machine, which must be compatible with those used by the Company; or

      (v) by telephone conversation with the recipient, provided that, by using this method, the Option-holder impliedly indemnifies and holds the Company, Nominees and its officers, directors, employees and agents harmless for any error in identification, transmission or receipt.

(b) The notice must indicate one or more of the above methods by which it can be acknowledged other than by method (v) .

(c) The notice must be received, and acknowledged by the recipient using any of the above methods other than method (v) in order to be considered given. The date and time of the giving of notice will be the date and time the acknowledgment of the notice is sent.

(d) The recipient must make his or her best efforts to acknowledge receipt of the notice as soon as reasonably practicable after actual receipt of the notice. If the sender does not receive acknowledgment within one Business Day after having sent the notice, the sender will re-send the notice.

9.    Applicable Law

The rights and obligations of the Option-holder, the Company and Nominees under the terms and conditions set out in this Certificate and the Schedule are subject to all applicable requirements of U.S. federal and state laws and with all applicable requirements of The Stock Exchange in London and any Government or other regulatory or advisory body whether in the United Kingdom or United States of America.

10.   Force Majeure

Notwithstanding any other provision of the Certificate or this Schedule, no default, delay or failure to perform on the part of any party shall be considered a breach of any term or condition of this Certificate or the Schedule if such default, delay or failure to perform is shown to be due to causes beyond the reasonable control of the party charged therewith, including, but not limited to, causes such as strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities or suppliers, epidemics, war, embargoes or other acts of the public enemy, severe weather, fire, earthquakes, acts of God, nuclear disasters, default of a common carrier or failure of a communication system.

11.   Disclaimer

Neither the Company, Nominees, their officers, directors, employees or agents warrants any benefit or value from the holding of any Option or the acquisition, holding or sale of any Share, nor guarantees any such benefits or value that might be perceived by the Option-holder or by any other person, nor guarantees the effect of any act contemplated herein.

                    PART B: TERMS AND CONDITIONS REQUIRED BY
                      THE CORPORATE LAWS AND REGULATIONS OF
               THE UNITED KINGDOM AND THE UNITED STATES OF AMERICA

1.    Shareholders' Circulars

As required by the California Commissioner of Corporations, the Option-holder shall be sent copies of all documents (including the annual directors report and accounts) , other than proxy or voting forms, sent to the holders of Shares.

2.    Stock Exchange Listing

As required by The Stock Exchange in London to be drawn to the attention of the Option-holder all Shares allotted upon the exercise of Options shall rank equally in all respects with the Shares then in issue and the Company shall apply to the Council of The Stock Exchange, in London for such Shares to be admitted to the Official List of The Stock Exchange.

3.    Restrictions Imposed Upon The Exercise of Options and The Disposal of
Shares

(a) Options may not in any event be exercised unless such exercise is in compliance with the U.S. Securities Act of 1933 (as amended), if applicable, and all applicable U.S. state securities laws, as they are in effect at that time;

(b) In exercising Options the Option-holder shall have regard to the provisions of the Model Code for Securities Transactions by Directors of Listed Companies issued by The Stock

      Exchange, London, in April 1981, a copy of which may be obtained from the Options Administrator;

(c) Unless sold outside of the United States of America in a manner which removes the sale from the purview of the U.S. federal securities laws, all Shares acquired upon the exercise of Options must be held indefinitely unless they are registered under the Securities Act of 1933 or an exemption from registration is available;

(d) The transfer of any Shares acquired upon the exercise of Options may be restricted or affected by various state securities laws in the United States of America;

(e) In disposing of any Shares acquired pursuant to the exercise of Options, the Option-holder shall have regard to the provisions of Part V of the U.K. Companies Act 1980 (Insider Dealing), a copy of which may be obtained from the Options Administrator, and the Model Code referred to in Clause 3(b) above.

4.    Reconstruction or Amalgamation

As required by the California Commissioner of Corporations, in the event that an arrangement between the Company and any person holding Shares in the Company is proposed for the purpose of or in connection with a scheme for reconstruction of the Company or the amalgamation of the Company and any one or more other companies (whether or not involving the subsequent winding-up of the Company) and under the arrangement the Company will cease to be the holding company of the Micro Focus group of companies then the Board shall give notice in writing to the Option-holder either:

(a) that the Company shall, as a condition of the Company's agreement to such arrangement require that the company which is to become the holding company of the Micro Focus group of companies ("the New Company") shall, subject to compliance with any applicable laws or regulations for the time being in force in the United States of America or the United Kingdom or any necessary consents or approvals from any Government or other regulatory or advisory body whether in the United Kingdom or the United States of America or elsewhere, procure the grant to the Option-holder of a new option or options of equivalent value in substitution for these Options, PROVIDED THAT upon the grant (or substitution) of such new option (or options) the Option-holder releases Nominees and the Company from all the obligations and liabilities arising under or in connection with these Options with the intent that all these Options shall then cease to be exercisable; or,

(b) that any Options not yet exercised on the date of such notice shall accelerate and become exercisable in full prior to the reconstruction or amalgamation of the Company at such times and on such conditions as the Board shall determine.

5.    Winding-up of the Company

As required by The Stock exchange in London to be drawn to the attention of the Option-holder, the rights of the Option-holder in the event of notice being given to shareholders of a resolution for the winding-up of the Company, are that:

(a) Options vested on the date of such notice may be exercised within the period of 6 months beginning with the date on which such resolution is passed and shall cease to be exercisable at the end of that period; and

(b) Options which are not vested on the date of such notice shall immediately cease to be exercisable.

6.    Variation in Share Capital

(a) As permitted by The Stock Exchange in London and to the extent required by the California Commissioner of Corporations, in the event of any change in the number of Shares in issue by way of a stock split, reverse stock split, stock dividend, combination or reclassification of Shares, the board of the Grantor will make the appropriate adjustment to:

      (i) the number of Options; and/or

      (ii) the Exercise Price payable upon the exercise of  an Option;

provided that in accordance with U.K. company law, the Exercise Price in respect of an Option granted by the Company shall not in any event be less than the nominal value of a Share.

(b)   Written notice of any such adjustment shall be given to the Option-holder.

7.    Alteration of Terms and Conditions

As required by the California Commissioner of Corporations, no alteration or addition shall be made pursuant to Clause 7 of Part A of the Schedule which adversely affects the Option-holder without his or her written consent.

8.    Withholding Taxes

If any withholding obligation of any company in the Group should arise with respect to the Option-holder as the result of any transaction relating to the Options or the Option Shares, the Option-holder will pay or make adequate provision for any such withholding obligation.

9.    Minimum Vesting Schedule

As required by the California Commissioner of Corporations, the vesting schedule in the Certificate must be such that the Options will vest at no later than at a rate of twenty percent (20%) per year for each full year that the Option-holder remains continuously employed by the Group since the Date of Grant.

               PART C: ADDITIONAL TERNS AND CONDITIONS REQUIRED
          BY U.S. TAX RULES IN THE CASE OF AN INCENTIVE STOCK OPTION

1.    Definitions

In this Part of the Schedule:

(a) "Incentive Stock Option" means an incentive stock option within the meaning of Section 422A of the Code;

(b) "the ISO Group" means the Company and any other company which is a Parent Corporation or Subsidiary Corporation of the Company;

(c) "Parent Corporation" means any corporation (other than the Employer Corporation) in an unbroken chain of corporations ending with the Employer Corporation if, at the Date of Grant, each of the corporations other then the Employer Corporation owns stock (or shares) possessing 50 percent or more of the total combined voting power of all classes of stock (or shares) in one of the other corporations in such chain;

(d) "Predecessor Corporation" means a corporation which was a party to a transaction described in Section 425(a) of the Code (or which would be so described if substitutions or assumption under such section had been effective) with the Company, or a corporation which, at the Date of Grant, is a related corporation of' the Company or a Predecessor Corporation of any of such corporations;

(e) "Subsidiary Corporation" means any corporation (other than the Employer Corporation) in an unbroken chain of corporations beginning with the Employer Corporation if, at the Date of Grant, each of the corporations other than the last corporation in the unbroken chain owns stock (or shares) possessing 50 percent or more of the total combined voting power of all classes of stock (or shares) in one of the other corporations in such chain;

Words and phrases not otherwise defined have the same meetings as in the Glossary on the back of the Certificate.

For the purpose of ensuring that an Option which is subject to these terms and conditions will qualify as an Incentive Stock Option, the provisions of the Certificate and Parts A and B of this Schedule insofar as they apply to any such Option shall be read and construed as if all references to "the ISO Group" were substituted for all reference to "the Group".

2.    Currency Conversion

(a) If at the Date of Grant of an Option the Option-holder is in receipt of "compensation": (as defined in Section 3231 (e) of the Code) in U.S. dollars, then Clause 2(b) will apply to that Option, unless the operation of Clause 2(c) has made Clause 2(b) inapplicable.

(b) If the Conversion Rate on the date of exercise of any Option has changed such that a reduced number of dollars is required to purchase the number of Pounds Sterling needed to make up the Exercise Price than would be so required at the Conversion Rate that existed on the Date of Grant, then the Exercise Price (in Pounds Sterling for that Option will be increased by the amount of such reduction in dollars, converted into Pounds Sterling at the Conversion Rate on the date of exercise.

(c) Clause 2(b) will not apply if, before the first date on which the Option-holder exercises an Option granted under the circumstances in Clause 2(a), the United States Internal Revenue Service has given a ruling to the effect that the benefit of favorable tax treatment under Section 421 of the Code is available on exercise of that Option, even if the rate of exchange between Pounds Sterling and the US Dollar has changed, as described in Clause 2(b), since the Dace of Grant.

3.    Sequential Exercise Rule

(a) In accordance with Section 422A (b)(7) of the Code an Option may not be exercised at any time if there is then outstanding any other Incentive Stock Option granted to the Option-holder before the Date of Grant to acquire stock (or shares) in any company which, at the Date of Grant, was a member of the ISO Group or a Predecessor Corporation of any such member of the ISO Group.

(b) For these purposes, and in accordance with Section 422A (c)(7) of the Code, an Incentive Stock Option shall be treated as outstanding until such option is exercised in full or expires by reason of lapse of time.

4.    Variation in Share Capital

No adjustment or addition shall be made pursuant to Clause 7 of Part A of the Schedule or pursuant to Clause 7 of Part B of the Schedule which would give the Option-holder additional benefits under any Incentive Stock Option as provided in Section 425(h)(3) of the Code.

5.    Notice of Disqualifying Disposition

To enable the Group to comply with any obligations, including withholding tax, which it may have as the result of an early sale or disposition of the Option Shares, if the Option-holder sells or otherwise disposes of any of the Option Shares acquired subject to this Part C before the later of:

(a) the date two years after the Date of Grant of the Incentive Stock Option by which the Option Shares were acquired; and

(b) the date one year after transfer of such Option Shares to the Option-holder upon exercise of 'the Incentive Stock Option by which the Option Shares were acquired;

      then the Option-holder will immediately notify the Company in writing of said disposition.

                   PART D: TERM NECESSARY TO ENSURE THAT A
               NON-QUALIFIED STOCK OPTION IS NOT TREATED AS AN

                            INCENTIVE STOCK OPTION

Options which are granted subject to this Part D of the Schedule are not intended to be Incentive Stock Options within the meaning of Section 422A of the Code.

These Options may be exercised at any time subject to the terms and conditions of Parts A and B of the Schedule, even there is then outstanding any Incentive Stock Option granted to the Option-holder before the Date of Grant to acquire shares in any company which was a member of the ISO Group or Predecessor Corporation of any such member of the ISO Group at the Date of Grant.

    PART E: ADDITIONAL TERMS AND CONDITIONS REQUIRED BY U.K. TAX RULES IN THE CASE OF AN OPTION GRANTED UNDER THE MICRO FOCUS GROUP INLAND REVENUE

                         APPROVED SHARE OPTION SCHEME

1.    Definitions

In this Part of the Schedule:

(a) "Close Company" has the same meaning as in Chapter III of Part XI of the Income and Corporation Taxes Act 1970 SAVE THAT in determining whether a company is a Close Company for the purposes of the Scheme, sections 282(I)(a) and 283 of that Act shall be disregarded;

(b) "material interest" has the same meaning as in Chapter III of Part XI of the Taxes Act SAVE THAT in determining for the purposes of this Scheme and Schedule whether a person has or has had a material interest in a company, section 285(6) and paragraph (ii) of the proviso to section 303(3) of that Act shall have effect with the substitution for the references to 10 per cent;

(C) "the Scheme" means the Micro Focus Inland Revenue Approved Share Option Scheme established by the Company (by resolution of the Board dated 15th December 1984) in accordance with the Plans;

Words and phrases not otherwise defined in this Part of the Schedule or Part A or B of the Schedule have the same meaning as in section 38 and Schedule 10 of the Finance Act 1984.

Words denoting the masculine gender shall include the feminine.

2.    Applicability of this Part

An Option which is subject to this Part of the Schedule is granted in accordance with the Micro Focus Group Inland Revenue Approved Share Option Scheme established by resolution of the Board on 15th December 1984 (the "Approved Scheme"). The board of directors of the Grantor will have the right to make amendments or modifications to the Approved Scheme and/or any of the terms and conditions of the Certificate and all Parts of its Schedule to which Approved Options are subject in order to ensure that Inland Revenue approval is obtained.

3.    Interest in Close Company

An Option which is subject to this Part of the Schedule may not be exercised at any time when the Option-holder has, or has within the preceding 12 months, had a material interest in a Close Company being either the Company or a company which has control of the Company or is a member of a consortium which owns such a company.

4.    Alterations or Additions

After the Board of Inland Revenue has approved the Scheme pursuant to Schedule 10 of the Finance Act 1984, no alteration or addition shall be made to any term or condition of any Option granted in accordance with the Scheme without the prior approval of the Board of Inland Revenue.

       PART F: ADDITIONAL TERMS AND CONDITIONS OF U.K. UNAPPROVED SHARE
                                   OPTIONS

Options subject to this Part of the Schedule are not granted in accordance with the Micro Focus Group Inland Revenue Approved Share 0ption Scheme and are not intended to qualify for favourable U.K. tax treatment under the Finance Act 1984.